UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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AMPIO PHARMACEUTICALS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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AMPIO PHARMACEUTICALS, INC.

373 Inverness Parkway, Suite 200

Englewood, Colorado 80112

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

Notice is hereby given to the stockholders of Ampio Pharmaceuticals, Inc. that an Annual Meeting of Stockholders (the “Annual Meeting”) will be held on Saturday, September 16, 2017 at 10:00 a.m., local time, at the Inverness Hotel, located at 200 Inverness Drive West, Englewood, CO 80112, for the following purposes:

(1)	To elect five directors, nominated by our Board of Directors, to serve until our 2017 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified or their earlier resignation or removal.

(2)	To ratify the selection of EKS&H LLLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

(3)	To consider and vote upon a proposal to approve an amendment to the Certificate of Incorporation to increase the number of shares of authorized Common Stock.

(4)	To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

This communication presents only an overview of the more complete proxy materials included herewith which is also available to you on the Internet. The enclosed Proxy Statement includes information relating to the above proposals. We encourage you to review all of the important information contained in the proxy materials before voting. Our proxy materials (which include the Proxy Statement attached to this notice, our most recent Annual Report on Form 10-K and proxy card) are available to you via the internet at www.proxyvote.com.

Stockholders may complete their proxy and authorize their vote by proxy over the Internet at www.proxyvote.com or by telephone at 1-800-690-6903. Stockholders who complete their proxy electronically or by telephone do not need to return a proxy card. Stockholders may authorize their vote by proxy by mail by completing and returning the enclosed proxy card.

All holders of record of Common Stock at the close of business on August 28, 2017 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. At least a majority of the outstanding shares of Common Stock entitled to vote, represented either in person or by proxy, is required to establish a quorum for the Annual Meeting.

By Order of the Board of Directors

/s/ Thomas E. Chilcott, III
Thomas E. Chilcott, III
Secretary

August [__], 2017
Englewood, Colorado

THE BOARD OF DIRECTORS APPRECIATES AND ENCOURAGES YOUR PARTICIPATION IN THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED. ACCORDINGLY, PLEASE SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD BY MAIL IN THE POSTAGE-PAID ENVELOPE PROVIDED, OR VOTE THESE SHARES BY TELEPHONE AT 1-800-690-6903 OR BY INTERNET AT WWW.PROXYVOTE.COM. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY BY VOTING YOUR SHARES IN PERSON. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE ACCOMPANYING PROXY STATEMENT.

AMPIO PHARMACEUTICALS, INC.

373 Inverness Parkway, Suite 200

Englewood, Colorado 80112

PROXY STATEMENT

General Information

We are furnishing this Proxy Statement in connection with the solicitation of proxies for use at our Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Saturday, September 16, 2017, at 10:00 a.m., local time, at the Inverness Hotel, located at 200 Inverness Drive West, Englewood, CO 80112, and any adjournment or postponement thereof.  We intend to mail this proxy statement to our stockholders on or about August 31, 2017.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by delivering to the attention of Thomas E. Chilcott, our Secretary, a written notice of revocation or a properly executed proxy bearing a later date.  You may also revoke your proxy by attending the meeting and voting your shares in person.

Solicitation and Voting Procedures

This proxy is solicited on behalf of the Board of Directors of Ampio Pharmaceuticals, Inc. The solicitation of proxies will be conducted by mail and we will bear all costs.  These costs will include the expense of preparing and mailing proxy materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of our Common Stock, par value $0.0001 per share (“Common Stock”).   We may conduct further solicitation personally, telephonically or by facsimile through our officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation.

A stockholder’s shares can be voted at the Annual Meeting only if the stockholder is present in person or represented by proxy.  We urge any stockholders not planning to attend the Annual Meeting to authorize their proxy in advance.  Stockholders may complete their proxies and authorize their votes by proxy over the Internet at http://www.proxyvote.com or by telephone at 1-800-690-6903. Stockholders who complete their proxy electronically over the Internet or by telephone do not need to return a proxy card.  Stockholders who hold their shares beneficially in street name through a nominee should follow the instructions they receive from their nominee to vote these shares.

The presence at the Annual Meeting of a majority of the outstanding shares of Common Stock entitled to vote, represented either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.  Abstentions from voting on a proposal and broker non-votes will count for purposes of determining a quorum.  The close of business on August 28, 2017 has been fixed as the record date (the “Record Date”) for determining the holders of shares of Common Stock entitled to notice of and to vote at the Annual Meeting.  Each share of Common Stock outstanding on the Record Date is entitled to one vote on all matters.  As of the Record Date, there were 68,232,409 shares of Common Stock outstanding.

Stockholder votes will be tabulated by the persons appointed by the Board of Directors to act as inspectors of election for the Annual Meeting.  Shares of Common Stock represented by a properly executed and delivered proxy will be voted at the Annual Meeting and, when the stockholder has given instructions, will be voted in accordance with those instructions.  If no instructions to withhold or abstain are given, the shares will be voted FOR each of the nominees listed in Proposal No. 1 and FOR Proposals No. 2 and No. 3. There are no statutory or contractual rights of appraisal or similar remedies available to those stockholders who dissent with any matter to be acted on at the Annual Meeting.

Corporate Information and History

Our executive offices are located at 373 Inverness Parkway, Suite 200, Englewood, Colorado 80112, and our telephone number is (720) 437-6500. Additional information about us is available on our website at www.ampiopharma.com. The information contained on or that may be obtained from our website is not, and shall not be deemed to be, a part of this Proxy Statement. You can review filings we make with the Securities and Exchange Commission (the “SEC”) at its website (www.sec.gov), including our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports electronically filed or furnished pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Code of Conduct and Ethics and the charters of our Nominating and Governance Committee, Audit Committee, and Compensation Committee of the Board of Directors may be accessed within the Investor Relations section of our website.

Unless otherwise indicated or unless the context requires otherwise, all references in this Proxy Statement to “Ampio Pharmaceuticals, Inc.,” “Ampio,” the “Company,” “we,” “us,” “our,” or similar references, mean Ampio Pharmaceuticals, Inc. and its subsidiaries on a consolidated basis. References to “BioSciences” in this Proxy Statement mean DMI BioSciences, Inc., now a wholly-owned subsidiary of ours. References to “Life Sciences” in this Proxy Statement mean DMI Life Sciences, Inc., which is our predecessor for accounting purposes and a wholly-owned subsidiary of ours. Life Sciences was formed in December 2008 and commenced operations when it acquired certain assets of BioSciences in April 2009. In March 2010, Life Sciences merged with a subsidiary of Chay Enterprises, Inc., a publicly traded Colorado corporation. Immediately after the merger, Chay Enterprises changed its name to Ampio Pharmaceuticals, Inc., and reincorporated in Delaware. We acquired BioSciences, now a wholly-owned subsidiary of ours, in March 2011.

References to “Aytu” mean Aytu BioScience, Inc., a former majority-owned subsidiary of ours. Aytu was incorporated as Rosewind Corporation in 2002. In April 2015, Luoxis Diagnostics, Inc., a previous subsidiary of ours that was formed to focus on the development and commercialization of the Oxidation Reduction Potential (ORP) technology platform, and Vyrix Pharmaceuticals, Inc., a previous subsidiary of ours that was formed to focus on the development and commercialization of late-stage prescription pharmaceuticals to improve men’s health and quality of life, merged with subsidiaries of Rosewind and then with Rosewind itself, with Rosewind as the surviving corporation. In June 2015 Rosewind reincorporated as a Delaware corporation and changed its name to Aytu BioScience, Inc. In January 2016, we completed the spin-off of Aytu BioScience, Inc. by distributing a majority of our shares of common stock of Aytu to our shareholders on a pro rata basis, which changed our ownership from 81.5% to 8.6% of Aytu’s outstanding shares on that date. As of June 30, 2017, our ownership has been reduced to less than 1.0%.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Overview

The total authorized number of directors of the Company is currently fixed at five directors.  Our Bylaws provide that directors are to be elected at each annual meeting of stockholders for a term of one year, or until his or her successor is duly elected and qualified or until his or her death, resignation or removal. The current directors of the Company are Michael Macaluso, Chairman, David Bar-Or, M.D., Philip H. Coelho, Richard B. Giles and David R. Stevens, Ph.D. Each of the current directors has been nominated for election to the Board of Directors at the Annual Meeting, as described in further detail below and elsewhere in this Proxy Statement.

Our Certificate of Incorporation, as amended, provides that our Board of Directors may be classified into three classes of directors of approximately equal size upon a date selected by the Board of Directors. The Board of Directors has not taken such action to date.

All nominees for election as directors at the Annual Meeting have indicated their willingness to serve if elected.  Should any nominee become unavailable for election at the Annual Meeting, the persons named on the enclosed proxy as proxy holders may vote all proxies given in response to this solicitation for the election of a substitute nominee chosen by our Board of Directors.

Nomination of Directors

The Nominating and Governance Committee, which acts as the nominating committee of our Board of Directors, reviews and recommends to the Board of Directors potential nominees for election to the Board of Directors.  In reviewing potential nominees, the Nominating and Governance Committee considers the qualifications described below under the caption “Board of Directors and Committees; Corporate Governance.”  After reviewing the qualifications of potential Board of Directors candidates, the Nominating and Governance Committee presents its recommendations to the Board, which selects the final director nominees.  The Nominating and Governance Committee recommended each of the nominees for director identified in this Proxy Statement.  We did not pay any fees to any third parties to identify or assist in identifying or evaluating nominees for the Annual Meeting.

Information Regarding Director Nominees

 The following table sets forth the information for each of the nominees for director identified in this Proxy Statement: the year each was first elected a director of the Company, their respective ages as of the date of this Proxy Statement and the positions currently held with our Company:

Name	Director Since	Age	Position
Michael Macaluso	March 2010	66	Chief Executive Officer and Chairman of the Board
David Bar-Or, M.D.	March 2010	68	Chief Scientific Officer and Director
Philip H. Coelho (1)(2)(3)	April 2010	73	Director
Richard B. Giles (1)(2)(3)	August 2010	68	Director
David R. Stevens, Ph.D. (1)(2)(3)	June 2011	68	Director

(1)	Member of our Audit Committee.
(2)	Member of our Compensation Committee.
(3)	Member of our Nominating and Governance Committee.

Additional information about each of the nominees for election to the Board of Directors is as follows:

Michael Macaluso founded Life Sciences and has been a member of the board of directors of Life Sciences, our predecessor, since its inception. Mr. Macaluso has also been a member of our Board of Directors since the merger with Chay Enterprises in March 2010 and our Chief Executive Officer since January 9, 2012. Mr. Macaluso was appointed president of Isolagen, Inc. (AMEX: ILE) and served in that position from June 2001 to August 2001, when he was appointed chief executive officer. In June 2003, Mr. Macaluso was re-appointed as president of Isolagen and served as both chief executive officer and president until September 2004. Mr. Macaluso also served on the board of directors of Isolagen from June 2001 until April 2005. From October 1998 until June 2001, Mr. Macaluso was the owner of Page International Communications, a manufacturing business. Mr. Macaluso was a founder and principal of International Printing and Publishing, a position Mr. Macaluso held from 1989 until 1997, when he sold that business to a private equity firm. Mr. Macaluso’s experience in executive management and marketing within the pharmaceutical industry, monetizing company opportunities, and corporate finance led to the conclusion of our Board of Directors that he should serve as a director of our company in light of our business and structure.

David Bar-Or, M.D., has served as our chief scientific officer since March 2010. Dr. Bar-Or also served as our chairman of the Board from March 2010 until May 2010. From April 2009 until March 2010, he served as chairman of the board and chief scientific officer of Life Sciences. Dr. Bar-Or is currently the director of Trauma Research at Swedish Medical Center, Englewood, Colorado, St. Anthony’s Hospital, Lakewood, Colorado, Penrose Hospital in Colorado Springs, Research Medical Center in Kansas City, Missouri and The Medical Center of Plano, Plano, Texas. He is also the Director of stoke research at Swedish Medical Center comprehensive stroke center. Dr. Bar-Or is the founder of Ampio Pharmaceuticals Inc. Dr. Bar-Or is principally responsible for all patented and proprietary technologies acquired by us from BioSciences in April 2009 and for all patents issued and applied for since then, having been issued over 270 patents and having filed or co-filed almost 120 patent applications. Dr. Bar-Or has authored or co-authored over 145 peer-reviewed journal articles and several book chapters. He is the recipient of the Gustav Levi Award from the Mount Sinai Hospital, New York, New York, the Kornfeld Award for an outstanding MD Thesis, the Outstanding Resident Research Award from the Denver General Hospital, and the Outstanding Clinician Award for the Denver General Medical Emergency Resident Program. Dr. Bar-Or received his medical degree from The Hebrew University, Hadassah Medical School, Jerusalem, Israel, following which he completed a biochemistry fellowship at Hadassah Hospital under Professor Alisa Gutman and undertook post-graduate work at Denver Health Medical Center, specializing in emergency medicine, a discipline in which he is board certified. He completed the first research fellowship in Emergency Medicine at Denver Health Medical Center under the direction of Professor Peter Rosen. Among other experience, qualifications, attributes and skills, Dr. Bar-Or’s medical training, extensive involvement and inventions in researching and developing our product candidates, and leadership role in his hospital affiliations led to the conclusion of our Board of Directors that he should serve as a director of our company in light of our business and structure.

Philip H. Coelho has served as a member of our Board of Directors since April 2010. Mr. Coelho is the Co-Founder and CTO of SynGen Inc., a firm inventing and commercializing products that harvest stem and progenitor cells derived from a donor or the patient’s own body to treat human disease. Prior to founding SynGen Inc. in October 2009, Mr. Coelho was the President and CEO of PHC Medical, Inc., a consulting firm, from August 2008 through October 2009. From August 2007 through May 2008, Mr. Coelho served as the Chief Technology Architect of ThermoGenesis Corp., a medical products company he founded in 1986 that focused on the regenerative medicine market. From 1989 through July 2007, he was Chairman and Chief Executive Officer of ThermoGenesis Corp. Mr. Coelho served as Vice President of Research & Development of ThermoGenesis from 1986 through 1989. Mr. Coelho has been in the senior management of high technology consumer electronic or medical device companies for over 30 years. He was President of Castleton Inc. from 1982 to 1986, and President of ESS Inc. from 1971 to 1982. Mr. Coelho also serves as a member of the board of directors of NASDAQ-listed company, Catalyst Pharmaceuticals Partners, Inc. (CPRX) (since October 2002), and served as a member of the Board of Directors of NASDAQ-listed Mediware Information Systems, Inc. (MEDW) (from December 2001 until July 2006, and commencing again in May 2008 until it was sold in December 2012). Mr. Coelho received a B.S. degree in thermodynamic and mechanical engineering from the University of California, Davis and has been awarded more than 30 U.S. patents in the areas of cell cryopreservation, cryogenic robotics, cell selection, blood protein harvesting and surgical homeostasis. Mr. Coelho’s long tenure as a chief executive officer of a medical device company, as director of a public pharmaceutical company, prior and current public company board experience, and knowledge of corporate finance and governance as an executive and director, as well as his demonstrated success in developing patented technologies, led to the conclusion of our Board of Directors that he should serve as a director of our company in light of our business and structure.

Richard B. Giles has served as a member of our Board of Directors since August 2010. Mr. Giles is the Chief Financial Officer of Ludvik Electric Co., an electrical contractor headquartered in Lakewood, Colorado, a position he has held since 1985. Ludvik Electric is a private electrical contractor with 2016 revenues of over $70 million that has completed electrical contracting projects throughout the United States, South Africa and Germany. As CFO and Treasurer of Ludvik Electric, Mr. Giles oversees accounting, risk management, financial planning and analysis, financial reporting, regulatory compliance, and tax-related accounting functions. He serves also as the trustee of Ludvik Electric Co.’s 401(k) plan. Prior to joining Ludvik Electric, Mr. Giles was an audit partner for three years with Higgins Meritt & Company, then a Denver, Colorado CPA firm, and during the preceding nine years he was an audit manager and a member of the audit staff of Price Waterhouse, one of the legacy firms which now comprises PricewaterhouseCoopers. While with Price Waterhouse, Mr. Giles participated in a number of public company audits, including one for a leading computer manufacturer. Mr. Giles received a B.S. degree in accounting from the University of Northern Colorado. He is a member of the American Institute of Certified Public Accountants, Colorado Society of Certified Public Accountants and the Construction Financial Management Association. Mr. Giles’ experience in executive financial management, accounting and financial reporting, and corporate accounting and controls led to the conclusion of our Board of Directors that he should serve as a director of our company in light of our business and structure.

David R. Stevens, Ph.D. has served as a member of our Board of Directors since June 2011. Dr. Stevens is currently a board member of Cetya, Inc., a privately-held development stage pharmaceutical company and of Micro-Imaging Solutions, LLC, a private medical device company. He has served on the boards of several other public and private life science companies, including Cedus, Inc., (2006-2014), Poniard Pharmaceuticals, Inc. (2006-2012), Aqua Bounty Technologies, Inc. (2002-2012), and Smart Drug Systems, Inc. (1999-2006), and was an advisor to Bay City Capital from 1999-2006. Dr. Stevens was previously President and CEO of Deprenyl Animal Health, Inc., a public veterinary pharmaceutical company, from 1990 to 1998, and Vice President, Research and Development, of Agrion Corp., a private biotechnology company, from 1986 to 1988. He began his career in pharmaceutical research and development at the former Upjohn Company, where he contributed to the preclinical evaluation of Xanax and Halcion. Dr. Stevens received B.S. and D.V.M. degrees from Washington State University, and a Ph.D. in comparative pathology from the University of California, Davis. He is a Diplomate of the American College of Veterinary Pathologists. Dr. Stevens has worked in the pharmaceutical and biotechnology industries since 1978. Dr. Stevens’ experience in executive management in the pharmaceutical industry, and knowledge of the medical device industry led to the conclusion of our Board of Directors that he should serve as a director of our company in light of our business and structure.

Required Vote and Recommendation of Board of Directors

Under the Company’s Certificate of Incorporation, as amended, and the Company’s Bylaws, directors are elected by a plurality vote.  Any shares that are not voted, whether by abstention, broker non-votes or otherwise, will not affect the election of directors.

 Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, then FOR the election of the nominees named above.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES IDENTIFIED ABOVE.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has selected EKS&H LLLP (“EKS&H”) as our independent registered public accounting firm to audit and report upon our financial statements for the fiscal year ending December 31, 2017 and is submitting this matter to our stockholders for their ratification.  A representative of EKS&H is expected to be present at the Annual Meeting to respond to appropriate questions.  The representative will have an opportunity to make a statement and will be able to respond to appropriate questions.

Fees for Independent Registered Public Accounting Firm

The following table presents aggregate fees for professional services rendered by EKS&H for the audit of our annual consolidated financial statements, audit-related matters and taxes for the years ended December 31, 2016 and 2015, respectively.

	Year Ended December 31
	2016	2015
Audit Fees (1)	$130,000	$179,000
Audit-related fees (2)	13,000	10,000
Tax fees (3)	39,000	67,000
Total fees	$182,000	$256,000

(1)	Audit fees are comprised of annual audit fees and quarterly review fees.
(2)	Audit-related fees for fiscal years 2016 and 2015 are comprised of fees related to registration statements and consultation fees.
(3)	Tax fees are comprised of tax compliance, preparation and consultation fees.

Policy on Audit Committee Pre-Approval of Services of Independent Registered Public Accounting Firm

Our Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. Prior to the engagement of the independent registered public accounting firm for the current year’s audit, management will submit to the Audit Committee a description of services expected to be rendered during that year for each of following four categories of services:

Audit services include audit work performed in the audit of the annual financial statements, review of quarterly financial statements, reading of annual, quarterly and current reports, as well as work that generally only the independent auditor can reasonably be expected to provide.

Audit-related services are for assurance and related services that are traditionally performed by the independent auditor, including the provision of consents and comfort letters in connection with the filing of registration statements, due diligence related to mergers and acquisitions and special procedures required to meet certain regulatory requirements.

Tax services consist principally of assistance with tax compliance and reporting, as well as certain tax planning consultations.

Other services are those associated with services not captured in the other categories. We generally do not request such services from our independent auditor.

Prior to the engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted, and the Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Required Vote and Recommendation of Board of Directors

The affirmative vote of the holders of a majority of the shares present, in person or represented by proxy, and entitled to vote on the proposal at the Annual Meeting is required to ratify the appointment of the independent registered public accounting firm. Abstentions will have the same effect as voting against the proposal and broker non-votes will have no effect upon the proposal.  If our stockholders do not ratify the selection of EKS&H, our Board of Directors will consider other independent auditors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF EKS&H LLLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2017.

PROPOSAL NO. 3

APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK

Overview

Our Certificate of Incorporation currently authorizes the issuance of 100,000,000 shares of common stock, par value $0.0001 per share. On August 7, 2017, the Board of Directors unanimously adopted a resolution approving, and recommending that our stockholders approve, an amendment to Article IV, Section 1 of our Certificate of Incorporation to increase the number of shares of common stock that we are authorized to issue to 200,000,000 and also to increase the total number of shares of capital stock that we are authorized to issue to reflect such increase in our authorized common stock. The Board of Directors believes that the proposed amendment to increase the number of authorized shares of common stock is necessary to give us flexibility to issue shares of common stock for future corporate needs. Accordingly, the Board of Directors has declared the proposed amendment to be advisable and in the best interests of the Company and its stockholders and is submitting the proposed amendment to a vote of our stockholders.

As of August 2, 2017, there were 68,232,409 shares of common stock outstanding. In addition to these shares, as of August 2, 2017, there were (i) 6,942,498 shares of common stock reserved for issuance under our 2010 Stock and Option Award Plan, and (ii) 17,518,040 shares of common stock reserved for issuance upon the exercise of our outstanding warrants to purchase shares of our common stock. Accordingly, as of August 2, 2017, we had only 7,307,053 shares of common stock available for other corporate purposes.

Text of the Proposed Amendment

We propose to amend Article IV, Section 1 of our Certification of Incorporation so that it would state in its entirety as follows:

“Section 1. Authorized Shares. The aggregate number of shares which the Corporation shall have authority to issue is 210,000,000; of which 10,000,000 shares with a par value of $0.0001 shall be designated Preferred Stock and 200,000,000 shares with a par value of $0.0001 shall be designated Common Stock.”

The only substantive changes that would be made to Article IV, Section 1 of our Certification of Incorporation, as currently in effect, would be to increase the number of shares of common stock that we may issue from 100,000,000 shares to 200,000,000 shares and to reflect a corresponding increase in the aggregate number of shares of capital stock that may be issued from 110,000,000 to 210,000,000 shares.

Purpose of the Proposed Amendment

The Board of Directors is recommending the proposed amendment to increase the number of authorized shares of common stock to give us flexibility to issue shares of common stock for future corporate needs. The Board of Directors believes that additional authorized shares of common stock would give us the necessary flexibility to issue shares for various corporate purposes, including, in particular, capital-raising or financing transactions and enable us to take timely advantage of market conditions and opportunities. Other corporate purposes for which the additional authorized shares could be used include, but are not limited to, potential strategic transactions, including mergers, acquisitions, and other business combinations; grants and awards under equity compensation plans; stock splits and stock dividends; and other general corporate purpose transactions. As a general matter, we would be able to issue the additional authorized shares of common stock at our discretion from time to time, subject to and as limited by, rules or listing requirements of the NYSE MKT or any other then applicable securities exchange, and without further action or approval of the Company’s stockholders. The discretion of the Board of Directors, however, would be subject to any other applicable rules and regulations in the case of any particular issuance or reservation for issuance that might require our stockholders to approve such transaction. The Board of Directors reviews and evaluates potential capital raising activities, transactions and other corporate actions on an on-going basis to determine if such actions would be in the best interests of the Company and its stockholders. In light of our current cash balance and anticipated burn rate going forward, the Board of Directors is currently evaluating potential financing alternatives, including the possible potential issuance of common stock, which may include the additional shares of common stock that would be authorized by the proposed amendment. However, we have no commitments, arrangements, understandings or agreements, written or otherwise, to issue any additional shares of common stock.

Potential Effects of the Proposed Amendment

If the proposed amendment is approved by our stockholders, the additional authorized shares of common stock would have rights identical to our currently outstanding common stock. Our Certificate of Incorporation also currently authorizes the issuance of 10,000,000 shares of preferred stock, none of which are issued or outstanding. The proposed amendment to the Certificate of Incorporation would not change the authorized number of shares of preferred stock.

Future issuances of shares of common stock or securities convertible into shares of common stock could have a dilutive effect on our earnings per share, book value per share and the voting interest and power of current stockholders since holders of common stock are not entitled to preemptive rights.

Securities and Exchange Commission rules require disclosure of the possible anti-takeover effects of an increase in authorized capital stock and other charter and bylaw provisions that could have an anti-takeover effect. Although we have not proposed the increase in the number of authorized shares of common stock with the intent of using the additional shares to prevent or discourage any actual or threatened takeover of the Company, under certain circumstances, such shares could have an anti-takeover effect. The additional shares could be issued to dilute the stock ownership or voting rights of persons seeking to obtain control of the Company or could be issued to persons allied with the Board of Directors or management and thereby have the effect of making it more difficult to remove directors or members of management by diluting the stock ownership or voting rights of persons seeking to effect such a removal. Accordingly, if the proposed amendment is approved, the additional shares of authorized common stock may render more difficult or discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of common stock, or the replacement or removal of the Board of Directors or management.

Timing of the Proposed Amendment

If the proposed amendment to increase the number of authorized shares of common stock is approved by our stockholders, the amendment will become effective immediately upon the filing of a Certificate of Amendment to the Company’s Certificate of Incorporation with the Secretary of State of the State of Delaware, which we expect to file promptly after the Annual Meeting. If the proposed amendment is not approved by our stockholders, the number of authorized shares of common stock will remain unchanged.

Required Vote and Recommendation of Board of Directors

Under our Certificate of Incorporation, as amended, approval of this proposal requires the affirmative vote of a majority of the voting power of the Company.  Any shares that are not voted, whether by abstention, broker non-votes or otherwise, will have the same effect as votes “against” this proposal. Because this proposal is a “non-routine” matter, brokers are not permitted to vote shares that they hold in “street name” and for which they do not receive instructions.

 Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, then FOR approval of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSED AMENDMENT TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK DESCRIBED ABOVE.

BOARD OF DIRECTORS AND COMMITTEES; CORPORATE GOVERNANCE

Meetings of the Board of Directors

During the year ended December 31, 2016, there were held (i) six meetings of the Board of Directors, (ii) four meetings of the Audit Committee, (iii) eleven meetings of the Compensation Committee, and (iv) one meeting of the Nominating and Governance Committee. No incumbent director attended fewer than seventy-five percent (75%) of the aggregate of (1) the total number of meetings of the Board, and (2) the total number of meetings held by all committees of the Board of Directors during the period that such director served.

Committees of the Board

Our Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee, each of which has the composition and the responsibilities described below. The Audit Committee, Compensation Committee and Nominating and Governance Committee all operate under charters approved by our Board of Directors, which charters are available on our website.

Audit Committee. Our Audit Committee oversees our corporate accounting and financial reporting process and assists the Board of Directors in monitoring our financial systems and our legal and regulatory compliance. Our Audit Committee is responsible for, among other things:

•	selecting and hiring our independent auditors;

•	appointing, compensating and overseeing the work of our independent auditors;

•	approving engagements of the independent auditors to render any audit or permissible non-audit services;

•	reviewing the qualifications and independence of the independent auditors;

•	monitoring the rotation of partners of the independent auditors on our engagement team as required by law;

•	reviewing our financial statements and reviewing our critical accounting policies and estimates;

•	reviewing the adequacy and effectiveness of our internal controls over financial reporting; and

•	reviewing and discussing with management and the independent auditors the results of our annual audit, our quarterly financial statements and our publicly filed reports.

The members of our Audit Committee are Messrs. Giles, Coelho and Stevens. Mr. Giles is our Audit Committee chairman and was appointed to our Audit Committee on August 10, 2010. Our Board of Directors has determined that each member of the Audit Committee meets the financial literacy requirements of the national securities exchanges and the SEC, and Mr. Giles qualifies as our Audit Committee financial expert as defined under SEC rules and regulations. Our Board of Directors has concluded that the composition of our Audit Committee meets the requirements for independence under the current requirements of the NYSE MKT LLC and SEC rules and regulations. We believe that the functioning of our Audit Committee complies with the applicable requirements of SEC rules and regulations, and applicable requirements of the NYSE MKT LLC.

Compensation Committee. Our Compensation Committee oversees our corporate compensation policies, plans and programs. The Compensation Committee is responsible for, among other things:

•	reviewing and recommending policies, plans and programs relating to compensation and benefits of our directors, officers and employees;

•	reviewing and recommending compensation and the corporate goals and objectives relevant to compensation of our chief executive officer;

•	reviewing and approving compensation and corporate goals and objectives relevant to compensation for executive officers other than our chief executive officer;

•	evaluating the performance of our executive officers in light of established goals and objectives;

•	developing in consultation with our Board of Directors and periodically reviewing a succession plan for our chief executive officer; and

•	administering our equity compensations plans for our employees and directors.

The members of our Compensation Committee are Messrs. Coelho, Giles and Stevens. Mr. Coelho is the chairman of our Compensation Committee. Each member of our Compensation Committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act, is an outside director, as defined pursuant to Section 162(m) of the Code, and satisfies the independence requirements of the NYSE Market LLC. We believe that the composition of our Compensation Committee meets the requirements for independence under, and the functioning of our Compensation Committee complies with, any applicable requirements of the NYSE Market LLC and SEC rules and regulations.

Our Compensation Committee and our Board of Directors have not yet established a succession plan for our chief executive officer.

In fulfilling its responsibilities, the Committee is permitted under the Compensation Committee charter to delegate any or all of its responsibilities to a subcommittee comprised of members of the Compensation Committee or the Board, except that the Committee may not delegate its responsibilities for any matters that involve compensation of any officer or any matters where it has determined such compensation is intended to comply with Section 162(m) of the Code or is intended to be exempt from Section 16(b) under the Exchange Act pursuant to Rule 16b-3 by virtue of being approved by a committee of independent or nonemployee directors.

Nominating and Governance Committee. Our Nominating and Governance Committee oversees and assists our Board of Directors in reviewing and recommending corporate governance policies and nominees for election to our Board of Directors. The Nominating and Governance Committee is responsible for, among other things:

•	evaluating and making recommendations regarding the organization and governance of the Board of Directors and its committees;

•	assessing the performance of members of the Board of Directors and making recommendations regarding committee and chair assignments;

•	recommending desired qualifications for Board of Directors membership and conducting searches for potential members of the Board of Directors; and

•	reviewing and making recommendations with regard to our corporate governance guidelines.

The members of our Nominating and Governance Committee are currently Messrs. Coelho, Giles and Stevens. Mr. Coelho is the chairman of our Nominating and Governance Committee. Our Board of Directors has determined that each member of our Nominating and Governance Committee is independent within the meaning of the independent director guidelines of the NYSE Market LLC.

Our Board of Directors may from time to time establish other committees.

Annual Meeting Attendance and Executive Sessions

Commencing January 1, 2011, our policy has been that directors attend the annual meeting of stockholders. We previously did not have a policy concerning director attendance at annual meetings. Commencing January 1, 2011, our policy has been that our non-employee directors are also required to meet in separate sessions without management on a regularly scheduled basis four times a year. Generally, these meetings are expected to take place in conjunction with regularly scheduled meetings of the Board of Directors throughout the year.

Director Nominations and Stockholder Communications

Our Nominating and Governance Committee’s policy is to evaluate any recommendation for director nominee proposed by a stockholder. Our bylaws permit stockholders to nominate directors for consideration at the annual meeting, subject to certain conditions. Any recommendation for director nominee must be submitted in writing to:

Ampio Pharmaceuticals, Inc.

Attention: Corporate Secretary

373 Inverness Parkway, Suite 200

Englewood, Colorado 80112

The Nominating and Governance Committee generally identifies potential candidates for director by seeking referrals from our management and members of the Board of Directors and their various business contacts. There are currently no specific, minimum or absolute criteria for Board of Directors membership. Candidates are evaluated based upon factors such as independence, knowledge, judgment, integrity, character, leadership skills, education, experience, financial literacy, standing in the community and ability to foster a diversity of backgrounds and views and to complement the Board’s existing strengths. There are no differences in the manner in which the Committee will evaluate nominees for director based on whether the nominee is recommended by a stockholder.

We have not implemented a formal policy or procedure by which our stockholders can communicate directly with our Board of Directors. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board of Directors or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe that we are responsive to stockholder communications, and therefore have not considered it necessary to adopt a formal process for stockholder communications with our Board. During the upcoming year, our Board of Directors will continue to monitor whether it would be appropriate to adopt such a policy. Communications will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communications. Items that are unrelated to the duties and responsibilities of the Board of Directors may be excluded, such as:

•	junk mail and mass mailings;

•	resumes and other forms of job inquiries;

•	surveys; and

•	solicitations or advertisements.

In addition, any material that is unduly hostile, threatening, or illegal in nature may be excluded, provided that any communication that is excluded will be made available to any outside director upon request.

Director Independence

Our common stock is listed on the NYSE MKT LLC. The NYSE MKT Rules require that a majority of the members of the Board of Directors be independent. The NYSE MKT Rules require that, subject to specified exceptions, each member of our Audit, Compensation, and Nominating and Governance Committees be independent. Audit Committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. Under the NYSE MKT Rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In order to be considered to be independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

In August 2017, our Board of Directors undertook a review of its composition, the composition of its committees and the independence of each director. Based upon information provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board of Directors has determined that none of Messrs. Coelho, Giles and Stevens, representing three of our five directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined by the NYSE MKT Rules. Our Board of Directors also determined that Messrs. Giles, Coelho and Stevens, who comprise our Audit Committee, our Compensation Committee and our Nominating and Governance Committee, satisfy the independence standards for those committees established by applicable SEC rules and the NYSE MKT Rules. In making this determination, our Board of Directors considered the relationships that each non-employee director has with our company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that is applicable to all of our employees, officers and directors. The code is available on our web site, www.ampiopharma.com, under the “Investors” tab. We intend to disclose future amendments to, or waivers from, certain provisions of our code of business conduct and ethics, if any, on the above website within four business days following the date of such amendment or waiver.

Leadership Structure of the Board

The Board of Directors does not currently have a policy on whether the same person should serve as both the chief executive officer and chairman of the Board of Directors or, if the roles are separate, whether the chairman should be selected from the non-employee directors or should be an employee. The Board of Directors believes that it should have the flexibility to make these determinations at any given point in time in the way that it believes best to provide appropriate leadership for us at that time. Our current chairman, Michael Macaluso, was appointed our chief executive officer effective January 9, 2012. Mr. Macaluso has served as a member of our Board of Directors since March 2010, and has been a member of the board of directors of Life Sciences from December 2009.

Risk Oversight

The Board of Directors oversees risk management directly and through its committees associated with their respective subject matter areas. Generally, the Board of Directors oversees risks that may affect our business as a whole, including operational matters. The Audit Committee is responsible for oversight of our accounting and financial reporting processes and also discusses with management our financial statements, internal controls and other accounting and related matters. The Compensation Committee oversees certain risks related to compensation programs and the Nominating and Governance Committee oversees certain corporate governance risks. As part of their roles in overseeing risk management, these committees periodically report to the Board of Directors regarding briefings provided by management and advisors as well as the committees’ own analysis and conclusions regarding certain risks faced by us. Management is responsible for implementing the risk management strategy and developing policies, controls, processes and procedures to identify and manage risks.

Involvement in Certain Legal Proceedings

No director, executive officer, promoter or control person of our company has, during the last ten years: (i) been convicted in or is currently subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to any Federal or state securities or banking or commodities laws including, without limitation, in any way limiting involvement in any business activity, or finding any violation with respect to such law, nor (iii) any bankruptcy petition been filed by or against the business of which such person was an executive officer or a general partner, whether at the time of the bankruptcy or for the two years prior thereto.

Family Relationships

There are no family relationships between any of our directors or executive officers and employees, except Raphael Bar-Or, a non-executive officer, is the son of David Bar-Or, M.D., our Chief Scientific Officer and a director.

EXECUTIVE OFFICERS

Our current executive officers and their respective ages and positions as of the date of this Proxy Statement are set forth in the following table.  Biographical information regarding each executive officer who is not also a director is set forth following the table.

Name	Age	Position
Michael Macaluso	66	Chief Executive Officer and Chairman of the Board
David Bar-Or, M.D.	68	Chief Scientific Officer and Director
Thomas E. Chilcott, III	49	Chief Financial Officer

Thomas E. Chilcott, III has been employed by us since January 2017. Prior to joining us, Mr. Chilcott, served as the President and Chief Financial Officer of Chilcott Consulting Group from September 2006 to December 2016. Mr. Chilcott began his career as an auditor with KMPG Peat Marwick. He graduated from Villanova University with a BS of Administration in Accountancy and is a Certified Public Accountant in good standing.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview. The following Compensation Discussion and Analysis describes the material elements of compensation for our executives identified in the Summary Compensation Table (“Named Executive Officers”). The Compensation Committee of the Board of Directors assists the Board of Directors in discharging the Board’s responsibilities regarding compensation of our executives, including the Named Executive Officers. In particular, the Compensation Committee makes recommendations to the Board of Directors regarding the corporate goals and objectives relevant to executive compensation, evaluates executives’ performance in light of such goals and objectives, and recommends the executives’ compensation levels to the Board of Directors based on such evaluations. The Compensation Committee’s recommendations relating to compensation matters are subject to approval by the Board.

Compensation Philosophy and Objectives. Our executive compensation program is designed to retain our executive officers and to motivate them to increase stockholder value on both an annual and longer term basis. These objectives are to be accomplished primarily by positioning us to maximize our product development efforts and to transform, over time, those efforts into revenues and income. To that end, compensation packages include significant incentive forms of stock-based compensation to ensure that each executive officer’s interest is aligned with the interests of our stockholders.

Named Executive Officers

For our most recently completed fiscal year (the year ended December 31, 2016), our Named Executive Officers were: (i) Michael Macaluso, our Chief Executive Officer, who has served as our Chief Executive Officer since January 9, 2012, (ii) David Bar-Or, M.D., our current Chief Scientific Officer, who has served as our Chief Scientific Officer since March 2010, (iii) Gregory Gould, our former Chief Financial Officer, who served as our Chief Financial Officer from June 2014 until June 2017 and has also served as the Chief Financial Officer of Aytu BioScience, Inc. since April 2015, and (iv) Vaughan Clift, our former Chief Regulatory Affairs Officer, who served as our Chief Regulatory Affairs Officer from March 2010 until July 2016. We had no other executive officers serving during the year ended December 31, 2016.

Executive Compensation Components

Our compensation program for our Named Executive Officers, consists of three components: (i) a base salary, (ii) discretionary bonuses based on performance, and (iii) equity compensation. Each of these components is reflected in the Summary Compensation Table below.

Salaries. The initial cash salaries paid to Messrs. Macaluso, Gould and Drs. Bar-Or and Clift were established at the time they became officers. Each of these persons has an employment agreement with us, a copy of which is an exhibit to, or incorporated by reference herein. Since the respective dates of their becoming Named Executive Officers, any increases in the salaries of our Named Executive Officers have been made at the discretion of the Compensation Committee. Mr. Macaluso and Dr. Bar-Or receive no additional compensation for serving on our Board of Directors.

Cash Incentive Compensation. Cash incentive or bonus compensation is discretionary under our employment agreements with Drs. Bar-Or and Clift and Messrs. Macaluso and Gould. However, each employment agreement contains performance objectives tailored to the individual officer’s duties, and Company performance. All cash incentive compensation grants are intended to be paid in accordance with Section 162(m) of the Code. For 2016, we awarded a cash bonus to Mr. Macaluso of $5,000, to Dr. Bar-Or of $5,000, to Dr. Clift of $0 and to Mr. Gould of $5,000, which were awarded on a discretionary basis by the Compensation Committee based on the Compensation Committee’s assessment of 2016 performance. Of Mr. Gould’s $5,000 bonus, $2,500 was related to his performance for Aytu.

Equity Compensation. In 2016, we granted stock options to certain of our officers, directors and consultants for their services, all of which were granted pursuant to written agreements under the 2010 Plan. All future grants are expected to be made under the 2010 Plan. The vesting period for option grants varies.

Perquisites. We offer health benefits to all of our employees. None of our Named Executive Officers receives any further perquisites.

Why Each Element of Compensation is Paid; How the Amount of Each Element is Determined. The Compensation Committee intends to pay each of these elements in order to ensure that a desirable overall mix is established between base compensation and incentive compensation, cash and non-cash compensation, and annual and long-term compensation. The Compensation Committee also intends to evaluate on a periodic basis the overall competitiveness of our executive compensation packages as compared to packages offered in the marketplace for which we compete for executive talent. Overall, our Compensation Committee believes that our executive compensation packages are appropriately balanced and structured to retain and motivate our Named Executive Officers, while taking into account our current limited financial resources.

How Each Compensation Element Fits into Overall Compensation Objectives and Affects Decisions Regarding Other Elements. In establishing compensation packages for executive officers, numerous factors are considered, including the particular executive’s experience, expertise and performance, our operational and financial performance as a company, and compensation packages available in the marketplace for similar positions. In arriving at amounts for each component of compensation, our Compensation Committee strives to strike an appropriate balance between base compensation and incentive compensation. The Compensation Committee also endeavors to properly allocate between cash and non-cash compensation and between annual and long-term compensation.

Risk Assessment. Our Compensation Committee has reviewed our compensation program and believes that the program, including our cash incentive compensation and equity incentive compensation, does not encourage our Named Executive Officers to engage in any unnecessary or excessive risk-taking. As a result, the Compensation Committee has to date not implemented a provision for recovery by us of cash or incentive compensation bonuses paid to our Named Executive Officers.

Role of Compensation Consultants in Executive Compensation Decisions. The Compensation Committee has the authority to retain the services of third-party executive compensation specialists in connection with the establishment of the Company’s compensation policies. The Compensation Committee did not use a compensation consultant in connection with setting 2016 executive compensation, and relied upon the professional and market experience of the Committee members in determining 2016 executive compensation. The Compensation Committee may engage a compensation consultant in the future if it deems such services to be appropriate and cost-justified.

Role of Executives in Executive Compensation Decisions. The Compensation Committee seeks input and specific recommendations from our Chief Executive Officer when discussing the performance of, and compensation levels for, executives other than himself. The Chief Executive Officer provides recommendations to the Compensation Committee regarding each executive officer's level of individual achievement other than himself. However, he is not a member of the Compensation Committee and does not vote. The Compensation Committee also works with our Chief Executive Officer and our Chief Financial Officer to evaluate the financial, accounting, tax and retention implications of our various compensation programs. Neither our Chief Executive Officer nor any of our other executives participates in deliberations relating to his or her own compensation.

Tax and Accounting Implications

Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code limits the tax deduction to $1.0 million for compensation paid to certain executives of public companies. However, performance-based compensation that has been approved by stockholders is not subject to the $1.0 million limit under Section 162(m) if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals, and the Board of Directors committee that establishes such goals consists only of “outside directors.” All members of the Compensation Committee qualify as outside directors. Additionally, stock options will qualify for the performance-based exception where, among other requirements, the exercise price of the option is not less than the fair market value of the stock on the date of the grant, and the plan includes a per-executive limitation on the number of shares for which options may be granted during a specified period.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K.

Submitted by the Compensation Committee of the Board of Directors

Philip H. Coelho
Richard B. Giles
David R. Stevens, Ph.D.

Summary Compensation Table for 2016, 2015 and 2014

The following table sets forth the compensation paid by us during the years ended December 31, 2016, December 31, 2015 and December 31, 2014 to our Named Executive Officers as of December 31, 2016:

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Award ($)	Option Award ($)(1)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
(a)	(b)	(c)		(d)		(e)	(f)		(g)	(h)	(i)		(j)

Current Named Exective Officers

Michael Macaluso
Chief Executive Officer	2016	300,000		5,000		-	-		-	-	-		305,000
effective January 2012	2015	300,000		5,000		-	-		-	-	108,433	(2) (3)	413,433
	2014	300,000		155,000		-	1,095,433		-	-	-		1,550,433

David Bar-Or, M.D.
Chief Scientic Officer and	2016	300,000		5,000		-	-		-	-	-		305,000
Former Chairman	2015	300,000		5,000		-	-		-	-	224,617	(2) (3)	529,617
	2014	300,000		5,000		-	1,538,943		-	-	-		1,843,943

Gregory A. Gould
Chief Financial Officer	2016	250,000	(7)	5,000		-	128,162		-	-	-		383,162
since June 2014	2015	250,000		98,750	(6)	-	212,162		-	-	232,801	(3)	793,713
	2014	138,450	(4)	5,000		-	1,435,243		-	-	21,620	(5)	1,600,313

Vaughan Clift, M.D.
Chief Regulatory Affairs	2016	145,833		-		-	12,411		-	-	161,897		320,141
Officer	2015	250,000		5,000		-	-		-	-	-		255,000
	2014	250,000		5,000		-	872,067		-	-	-		1,127,067

Mark D. McGregor
Chief Financial Officer	2016	-		-		-	20,750	(8)	-	-	-		20,750
since April 2011	2015	-		-		-	125,901	(8)	-	-	-		125,901
	2014	103,125	(9)	29,000		-	-		-	-	75,000	(10)	207,125

Joshua R. Disbrow
Former Chief Operating Officer	2016	-	(15)	-		-	-		-	-	-		-
and Chief Executive Officer	2015	255,587	(13)	122,500	(14)	-	691,948	(11)	-	-	558,722	(3)	1,628,757
of Aytu BioScience, Inc.	2014	245,000		180,000	(12)	-	-		-	-	-		425,000

(1)	Option awards are reported at fair value at the date of grant.
(2)	Compensation includes a cash payment per option share equal to the difference between the consideration payable per share of common stock pursuant to the Luoxis Rosewind Merger and the exercise price of the option (total payment was $27,000) and the fair value of Aytu options granted in November 2015 when Aytu was a subsidiary of Ampio.
(3)	Compensation includes the fair value of Aytu options granted in November 2015.
(4)	Mr. Gould was appointed Chief Financial Officer effective June 2014.

(5)	Compensation related to Mr. Gould’s expense to move his family to Colorado.
(6)	Mr. Gould received $25,000 of this bonus which related to his performance for Aytu.
(7)	Per an agreement between Ampio and Aytu, Aytu paid 50%, $125,000 of Mr. Gould’s base salary back to Ampio for his services rendered as Aytu’s chief financial officer during 2016.
(8)	Mr. McGregor’s options were modified in May 2015 and July 2016 which extended the expiration date an additional year to August 15, 2016.
(9)	Mr. McGregor resigned as Chief Financial Officer effective June 2014.
(10)	Mr. McGregor’s retirement severance and modified options which accelerated the vesting of 96,181 options and extended the exercise period from 90 days after termination to August 15, 2015 for 275,000 options. All of the $130,000 of expense related to this modification was recognized in 2014.
(11)	Mr. Disbrow’s options were modified in April 2015 which accelerated the vesting and extended the exercise period from ninety days after termination to April 15, 2020.
(12)	In 2014, Mr. Disbrow received a bonus of $175,000 related to his superior performance as Chief Executive Officer of Luoxis.
(13)	Mr. Disbrow resigned as Chief Operating Officer effective April 2015 and took the position of Chief Executive Officer at Aytu which was a subsidiary of Ampio until January 4, 2016.
(14)	Mr. Disbrow received a bonus of $122,500 related to his superior performance as Chief Executive Officer of Aytu.
(15)	Mr. Disbrow received no compensation from Ampio in fiscal 2016 as Aytu was divested on January 4, 2016 and since that date is no longer considered a subsidiary of Ampio.

The executive officers will be reimbursed by the Company for any out-of-pocket expenses incurred in connection with activities conducted on the Company’s behalf.

Grants of Plan-Based Awards

The following table sets forth certain information regarding grants of plan-based awards to the Named Executive Officers as of December 31, 2016:

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/Share)	Grant Date Fair Value of Option Awards

Current Named Exective Officers
Gould, Gregory	7/15/2016	150,000	$1.03	$128,162

 In June 2017, the contract for the Chief Financial Officer was not renewed. His unvested options became fully vested on that date. These options expire between 90 days and one year from the date of his contract expiring.

Outstanding Equity Awards

The following table provides a summary of equity awards outstanding for each of the Named Executive Officers as of December 31, 2016:

		Option Awards					Stock Awards
Name		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Current Named Executive Officers

Michael Macaluso	(1)	266,666	133,334	-	3.46	12/20/2024	-	-	-	-
Michael Macaluso		250,000	-	-	2.76	5/7/2022	-	-	-	-
Michael Macaluso		220,000	-	-	1.03	8/12/2020	-	-	-	-
Michael Macaluso		180,000	-	-	1.70	8/27/2020	-	-	-	-
David Bar-Or, M.D.		300,000	-	-	6.48	8/11/2024	-	-	-	-
David Bar-Or, M.D.		300,000	-	-	6.15	7/15/2023	-	-	-	-
David Bar-Or, M.D.		200,000	-	-	2.76	5/7/2022	-	-	-	-
David Bar-Or, M.D.		400,000	-	-	1.03	8/12/2020	-	-	-	-
Gregory A. Gould		300,000	-	-	7.14	9/8/2017	-	-	-	-
Gregory A. Gould	(2)	66,666	33,334	-	2.60	6/9/2018	-	-	-	-
Gregory A. Gould	(3)	50,000	100,000	-	1.03	6/9/2018	-	-	-	-

(1)	Unexercisable options vest annually and become fully vested January 1, 2017.
(2)	Unexercisable options vest annually and become fully vested July 30, 2017.
(3)	Unexercisable options vest annually and become fully vested July 15, 2018.

Option Exercises and Stock Vested

The following table provides a summary of option exercises and stock vested for each of the Named Executive Officers as of December 31, 2016:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Michael Macaluso	—	—	—	—
David Bar-Or, M.D.	—	—	—	—
Vaughan Clift, M.D.	—	—	—	—
Gregory A. Gould	—	—	—	—

(1)	Value realized on exercise is based on the gain, if any, equal to the difference between the fair market value of the stock acquired upon exercise on the exercise date less the exercise price, multiplied by the number of shares for which options are being exercised.

Employment Agreements

We entered into an employment agreement with Mr. Michael Macaluso, our Chief Executive Officer, effective January 9, 2012 which provided for an annual salary of $195,000, with an initial term ending January 9 2015. On October 1, 2013, we increased Mr. Macaluso’s annual salary from $195,000 to $300,000. On December 20, 2014, we extended the Employment Agreement of Mr. Macaluso for three additional years, expiring January 9, 2017. In connection with this Amendment, Mr. Macaluso was awarded an option to purchase 400,000 shares of our common stock at an exercise price of $3.46 vesting annually over three years beginning on January 1, 2015. On March 9, 2017, we extended the Employment Agreement of Mr. Macaluso for three additional years, expiring January 9, 2020. In connection with this Amendment, Mr. Macaluso was awarded an option to purchase 400,000 shares of our common stock at an exercise price of $0.81 vesting annually over three years beginning on January 9, 2018.

In August 2010, we entered into employment agreements with Dr. David Bar-Or, our Chief Scientific Officer, and Dr. Vaughan Clift, our former Chief Regulatory Affairs Officer. The employment agreement with Dr. Bar-Or supersedes his prior agreement with Life Sciences. Dr. Clift’s employment agreement was amended on October 1, 2010 and May 26, 2011. The terms of the employment agreements with Dr. Bar-Or and Dr. Clift are substantially identical except as noted below. Each agreement had an initial term ending July 31, 2013. The agreements provide for annual salaries of $300,000 for Dr. Bar-Or and $250,000 for Dr. Clift. On July 15, 2013, we extended the Employment Agreements of Dr. David Bar-Or and Dr. Vaughan Clift for one additional year, expiring July 31, 2014. In connection with these Amendments, Dr. Bar-Or and Dr. Clift were awarded options to purchase 300,000 and 170,000 shares of our common stock, respectively, at an exercise price of $6.15 with 50% vesting upon grant and 50% after one year. On August 11, 2014, we extended the Employment Agreements of Dr. David Bar-Or and Dr. Vaughan Clift for one additional year, expiring July 31, 2015. In connection with these Amendments, Dr. Bar-Or and Dr. Clift were awarded options to purchase 300,000 and 170,000 shares of our common stock, respectively, at an exercise price of $6.48 with 50% vesting upon grant and 50% after one year. On August 3 and July 31, 2015, we extended the Employment Agreements of Dr. Bar-Or and Dr. Clift, respectively, for one additional year, expiring July 31, 2016. In connection with these Amendments, Dr. Bar-Or and Dr. Clift were awarded options to purchase 300,000 and 170,000 shares of our common stock, respectively, at exercise prices of $2.60 and $2.68, respectively, with such options vesting on the date that we meet all endpoints in connection with the Ampion clinical trial as determined in the sole discretion of our Compensation Committee. On June 30, 2016, we cancelled these options (470,000 total) as the vesting was based on the outcome of the most recent Ampion trial. Dr. Clift’s employment agreement expired on July 31, 2016. Based on a separation agreement between Dr. Clift and the Company signed in fiscal 2016, the Company paid Dr. Clift $125,000 in March 2016 and $39,897 in August 2016. Also, per the separation agreement, Dr. Clift’s remaining options expired on July 31, 2017. On July 28, 2016, we extended the Employment Agreement of Dr. Bar-Or for one additional year, expiring July 31, 2017. On June 30, 2017, we extended the Employment Agreement of Dr. Bar-Or for one additional year, expiring July 31, 2018.

We entered into an employment agreement with Mr. Gregory Gould, our former Chief Financial Officer, on June 10, 2014, which provided for an annual salary of $250,000, with an initial term ending June 10, 2017. In connection with this employment agreement, Mr. Gould was awarded an option to purchase 300,000 shares of our common stock at an exercise price of $7.14 vesting annually over two years beginning on June 10, 2014. We did not renew the employment agreement with Mr. Gould, which expired on June 10, 2017.

Each officer is eligible to receive a discretionary annual bonus each year that will be determined by the Compensation Committee of the Board of Directors based on individual achievement and Company performance objectives established by the Compensation Committee. Bonuses for the executive level officers are contingent upon the Company filing the Ampion BLA with the FDA and raising additional capital to meeting the Company’s operating needs as well as final Compensation Committee evaluation of the executive’s performance. The bonus accrual for the executives is based on their work and achievement and the Company’s performance during fiscal 2016 and 2015 which will be accumulated into the final achievement when or if the BLA is filed in fiscal 2017.

The employment agreements for Dr. Bar-Or and Dr. Clift provided for an initial grant of stock options in the amount of 700,000 (subsequently reduced to 400,000) and 365,000 options, respectively. Each option is exercisable for a period of ten years at an exercise price per share equal to the quoted closing price of our common stock on August 11, 2010.

Potential Payments Upon Termination or Change in Control

If the employment of Dr. Bar-Or or Greg Gould is terminated at our election at any time, for reasons other than death, disability, cause (as defined in the agreement) or a voluntary resignation, or if an officer terminates his employment for good reason, the officer in question shall be entitled to receive a lump sum severance payment equal to two times his base salary and of the continued payment of premiums for continuation of the officer’s health and welfare benefits pursuant to COBRA or otherwise, for a period of two years from the date of termination, subject to earlier discontinuation if the officer is eligible for comparable coverage from a subsequent employer. Mr. Macaluso is not entitled to any such termination payments pursuant to the terms of his employment agreement. All severance payments, less applicable withholding, are subject to the officer’s execution and delivery of a general release of us and our subsidiaries and affiliates and each of their officers, directors, employees, agents, successors and assigns in a form acceptable to us, and a reaffirmation of the officer’s continuing obligation under the propriety information and inventions agreement (or an agreement without that title, but which pertains to the officer’s obligations generally, without limitation, to maintain and keep confidential all of our proprietary and confidential information, and to assign all inventions made by the officer to us, which inventions were made or conceived during the officer’s employment). If the employment is terminated for cause, no severance shall be payable by us.

“Good Reason” means:

•	a material reduction in the officer’s overall responsibilities or authority or scope of duties;

•	a material reduction of the officer’s compensation; or

•	relocation of the officer to a facility or location not within 40 miles of the state capitol building in Denver, Colorado.

“Cause” means:

•	willful malfeasance or willful misconduct in connection with employment;

•	conviction of, or entry of a plea of guilty or nolo contendere to, any crime other than a traffic violation or misdemeanor;

•	willful and deliberate violation of a company policy;

•	unintended but material breach of any written policy applicable to all employees which is not cured within 30 business days;

•	unauthorized use or disclosure of any proprietary information or trade secrets of the company;

•	willful and deliberate breach of the employment agreement;

•	any other material breach of the employment agreement which is not cured within 30 business days; or

•	gross negligence in the performance of duties.

“Change in Control” means the occurrence of any of the following events:

•	The acquisition by an individual, entity, or group, other than Ampio or any of its subsidiaries, of beneficial ownership of 50% or more of the combined voting power or economic interests of the then outstanding voting securities of Ampio entitled to vote generally in the election of directors (excluding any issuance of securities by Ampio in a transaction or series of transactions made principally for bona fide equity financing purposes);

•	The acquisition of Ampio by another entity by means of any transaction or series of related transactions to which Ampio is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any issuance of securities by Ampio in a transaction or series of related transactions made principally for bona fide equity financing purposes) other than a transaction or series of related transactions in which the holders of the voting securities of Ampio outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, as a result of shares in Ampio held by such holders prior to such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of Ampio or such other surviving or resulting entity (or if Ampio or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent); or

•	The sale or other disposition of all or substantially all of the assets of Ampio in one transaction or series of related transactions.

In the event of a Change of Control, all outstanding stock options, restricted stock and other stock-based grants held by Mr. Macaluso, Dr. Bar-Or and Mr. Gould become fully vested and exercisable, and all such stock options remain exercisable from the date of the Change in Control until the expiration of the term of such stock options.

Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of Ampio immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of Ampio immediately following such transaction or series of transactions.

The employment agreements do not provide for the payment of a “gross-up” payment under Section 280G of the Internal Revenue Code. The following table provides estimates of the potential severance and other post-termination benefits that each of Dr. Bar-Or, Mr. Macaluso, and Mr. Gould would have been entitled to receive assuming their respective employment was terminated as of December 31, 2016 for the reason set forth in each of the columns.

Recipient and Benefit	Cause; Without good reason;	Without Cause; Good reason	Death; Disability	Change in Control

Michael Macaluso
Stock Options (2)	$-	$-	$-	$-
Total	$-	$-	$-	$-

David Bar-Or, M.D.
Salary	$-	$600,000	$-	$-
Stock Options (2)	$-	$-	$-	$-
Value of health benefits provided after termination (1)	$-	$27,246	$-	$-
Total	$-	$627,246	$-	$-

Gregory Gould
Salary	$-	$500,000	$-	$-
Stock Options (2)	$-	$-	$-	$-
Value of health benefits provided after termination (1)	$-	$35,718	$-	$-
Total	$-	$535,718	$-	$-

(1)	The value of such benefits is determined based on the estimated cost of providing health benefits to the Named Executive Officer for a period of two years.
(2)

Amounts represent the intrinsic value (that is, the value based upon our stock price on December 31, 2016 of $.90 per share), minus the exercise price of the equity awards that would have become exercisable as of December 31, 2016. The unexercised options of these officers have a value higher than the stock price on December 31, 2016 of $.90 per share, therefore there is no intrinsic value.

Non-Employee Director Compensation

Our Compensation Committee established the following fees for payment to members of our Board of Directors or committees, as the case may be for the fiscal year ended December 31, 2016:

	Committee or Committees	Cash or Common Stock Compensation

Board of Directors Annual Retainer:
Chairman		$20,000
Each non-employee director		$20,000
Board of Directors Meeting Fees:
Each meeting attended in-person		$1,500
Each meeting attended via telephone or Internet		$1,000
Committee Annual Retainer:
Chairman of each committee	Audit; Compensation; Nominating and Governance	$20,000
Each non-chair member	Audit	$12,000
Each non-chair member	Compensation; Nominating and Governance	$10,000
Committee Chairman Meeting Fees:
Each meeting attended in-person	Audit; Compensation; Nominating and Governance	$2,500
Each meeting attended via telephone or Internet	Audit; Compensation; Nominating and Governance	$1,500
Committee Member Meeting Fees:
Each meeting attended in-person	Audit; Compensation; Nominating and Governance	$1,500
Each meeting attended via telephone or Internet	Audit; Compensation; Nominating and Governance	$1,000
Annual Stock Award:		$20,000

In December 2015, the Compensation Committee amended the Non-Employee Director Compensation for fiscal 2016 by increasing the annual stock award to $20,000 and granting each Director options to purchase 30,000 shares of our stock on the date of our annual shareholder meeting of stockholders, vesting monthly over the succeeding twelve months.

Director Compensation for 2016

The table below summarizes the compensation paid by us to non-employee directors during the year ended December 31, 2016.

Name	Fees Earned or Paid in Cash	Stock Option Awards (1)	Stock Awards (2)	All Other Compensation	Total

Philip H. Coelho	$89,000	$-	$20,000	$-	$109,000
					$-
Richard B. Giles	$80,000	$-	$20,000	$-	$100,000

David Stevens, PhD	$66,000	$-	$20,000	$-	$86,000

(1)	At December 31, 2016, Messrs. Coelho, Giles and Dr. Stevens held options to acquire 595,554, 680,000 and 255,000 shares of common stock, respectively. On January 7, 2017, the date of our annual meeting, each of the directors received 30,000 options with an exercise price of $0.95 that vest over 12 months and have a ten year term.
(2)	Annual stock award. In January 2016, each of Messrs. Coelho, Giles and Dr. Stevens was awarded 6,042 shares of common stock pursuant to the 2010 Plan, at a price of $3.31 per share equivalent to $20,000, which was the closing price of our common stock on the date of grant (January 4, 2016).

REPORT OF THE AUDIT COMMITTEE

The Audit Committee evaluates auditor performance, manages relations with the Company’s independent registered public accounting firm, and evaluates policies and procedures relating to internal control systems. The Audit Committee operates under a written Audit Committee Charter that has been adopted by the Board, a copy of which is available on the Company’s website. All members of the Audit Committee currently meet the independence and qualification standards for Audit Committee membership set forth in the listing standards provided by NYSE MKT LLC and the SEC.

 The Audit Committee members are not professional accountants or auditors. The members’ functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters.

 The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. The Company’s management has the primary responsibility for the financial statements and reporting process, including the Company’s system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2016. This review included a discussion of the quality and the acceptability of the Company’s financial reporting, including the nature and extent of disclosures in the financial statements and the accompanying notes. The Audit Committee also reviewed the progress and results of the testing of the design and effectiveness of its internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

 The Audit Committee also reviewed with the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 61, as adopted by the Public Company Accounting Oversight Board. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the Public Company Accounting Oversight Board. The Audit Committee discussed with the independent registered public accounting firm their independence from management and the Company, including the matters required by the applicable rules of the Public Company Accounting Oversight Board.

 In addition to the matters specified above, the Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope, plans and estimated costs of their audit. The Committee met with the independent registered public accounting firm periodically, with and without management present, to discuss the results of the independent registered public accounting firm’s examinations, the overall quality of the Company’s financial reporting and the independent registered public accounting firm’s reviews of the quarterly financial statements, and drafts of the quarterly and annual reports.

 In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements should be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Submitted by the Audit Committee of the Board of Directors

Richard B. Giles
Philip H. Coelho
David R. Stevens, Ph.D.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

In addition to the director and executive compensation arrangements discussed above in “Executive Compensation”, we or Life Sciences have been a party to the following transactions since January 2014 in which the amount involved exceeded or will exceed $120,000, and in which any director, executive officer or holder of more than 5% of any class of our voting stock, or any member of the immediate family of or entities affiliated with any of them, had or will have a material interest.

Ampio entered into a sponsored research agreement with Trauma Research LLC or, TRLLC, an entity controlled by our director and Chief Scientific Officer, Dr. Bar-Or, on September 1, 2009, which has been amended seven times with the last amendment occurring in June of 2017. Under the amended terms of the research agreement, Ampio provided personnel with an equivalent value of $325,000 per year. Pursuant to an amendment in March 2014, Ampio also agreed to pay a sum of $725,000 which is being amortized over the contractual term of 60.5 months and is divided between current and long-term on the balance sheet. In return, TRLLC agreed to assign any intellectual property rights it develops on our behalf under the research agreement and undertake additional activities to support Ampio’s commercial activities and business plan. In June 2017 we entered into an addendum to the agreement that terminated the agreement effective July 5, 2017.

Immediately prior to the Merger on March 2, 2010, Chay Enterprises, Inc. or Chay, accepted subscriptions for an aggregate of 1,325,000 shares of common stock from six officers and employees of Life Sciences, for a purchase price of $150,000. The purchase price was advanced to the six officers and employees by Chay at the time the subscriptions were accepted. These shares were issued immediately before the closing of the Merger but after the shareholders of Chay had approved the merger. The advances are non-interest bearing and due on demand and are classified as a reduction to stockholders’ equity. During 2012 and 2011, advances of $37,000 and $23,000 were repaid to the Company, respectively. As of December 31, 2016, $25,000 of advances to stockholders remained outstanding.

In June 2017, Ampio terminated the shared services agreement with Aytu. As of June 30, 2017, Aytu owed Ampio $65,000 under this agreement. For the six months ended June 30, 2017 and 2016, the total shared overhead cost was $104,000 and $131,000, respectively.

 Indemnification of Officers and Directors

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law.

Policies and Procedures for Related Party Transactions

We have adopted a formal written policy that our executive officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of our common stock and any member of the immediate family of any of the foregoing persons, are not permitted to enter into a related party transaction with us without the prior consent of our Audit Committee, subject to the pre-approval exceptions described below. If advance approval is not feasible then the related party transaction will be considered at the Audit Committee’s next regularly scheduled meeting. In approving or rejecting any such proposal, our Audit Committee is to consider the relevant facts and circumstances available and deemed relevant to our Audit Committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. Our Board of Directors has delegated to the chair of our Audit Committee the authority to pre-approve or ratify any request from us to enter into a transaction with a related party, in which the amount involved is less than $120,000 and where the chair is not the related party. Our Audit Committee has also reviewed certain types of related party transactions that it has deemed pre-approved even if the aggregate amount involved will exceed $120,000, including employment of executive officers, director compensation, certain transactions with other organizations, transactions where all stockholders receive proportional benefits, transactions involving competitive bids, regulated transactions and certain banking-related services.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of July 31, 2017, by:

•	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our Named Executive Officers;

•	each of our directors; and

•	all executive officers and directors as a group.

We have determined beneficial ownership in accordance with SEC rules. The information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, the number of shares of common stock deemed outstanding includes shares issuable upon exercise of options and warrants held by the respective person or group which may be exercised within 60 days after July 31, 2017. For purposes of calculating each person’s or group’s percentage ownership, stock options and warrants exercisable within 60 days after July 31, 2017 are included for that person or group but not the stock options, debentures, or warrants of any other person or group. Applicable percentage ownership is based on 68,232,409 shares of common stock outstanding at July 31, 2017.

Unless otherwise indicated and subject to any applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over the shares listed. Unless otherwise noted below, the address of each stockholder listed on the table is c/o Ampio Pharmaceuticals, Inc., 373 Inverness Parkway, Suite 200, Englewood, Colorado 80112.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
CVI Investments Inc. (1)	7,877,886	10.1%
Bruce Terker (2)	4,473,330	5.8%
Michael Macaluso (3)	2,836,752	3.7%
David Bar-Or (4)	1,200,000	1.5%
Richard B. Giles (5)	970,848	1.2%
Philip H. Coelho (6)	663,781	0.9%
Gregory A. Gould (7)	550,000	0.7%
David R. Stevens (8)	313,289	0.4%
Thomas Chilcott (9)	58,333	0.1%

All executive officers and directors (seven people)	6,534,670	8.4%

(1)	Based solely on a Schedule 13G filed on February 10, 2017 by CVI Investments, Inc. reporting beneficial ownership as of December 31, 2016.
(2)	Based solely on a Schedule 13G filed on June 14, 2017 by Bruce Terker reporting beneficial ownership as of June 7, 2017.
(3)	Includes an aggregate of 1,050,000 shares of common stock issuable to Mr. Macaluso by virtue of (i) exercise of currently exercisable stock options, (ii) exercise of warrants, and (iii) his service as a non-management director and currently as an officer.
(4)	Includes 1,200,000 shares of common stock which Dr. Bar-Or has the right to acquire through the exercise of stock options. Excludes 530,700 shares of common stock beneficially owned by Raphael Bar-Or, Dr. Bar-Or’s son, as to which Dr. Bar-Or disclaims beneficial ownership.
(5)	Includes 702,500 shares of common stock issuable to Mr. Giles by virtue of (i) exercise of currently exercisable stock options, and (ii) exercise of warrants.
(6)	Includes 618,054 shares of common stock issuable to Mr. Coelho on exercise of currently exercisable stock options.
(7)	Includes 550,000 shares of common stock issuable to Mr. Gould on exercise of currently exercisable stock options.
(8)	Includes 277,500 shares of common stock issuable to Dr. Stevens on exercise of currently exercisable stock options.
(9)	Includes 58,333 shares of common stock issuable to Mr. Chilcott on exercise of currently exercisable stock options.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own greater than 10% of a registered class of its equity securities to file certain reports with the SEC with respect to ownership and changes in ownership of the Common Stock and our other equity securities. Prior to our listing on the NYSE MKT LLC, our common stock was listed on the NASDAQ Capital market and was previously registered pursuant to Section 15(d) of the Exchange Act. Upon our listing on the NASDAQ Capital Market, our executive officers, directors and greater than 10% stockholders became subject to the filing obligations described in Section 16(a).

Other than as described above, none of our executive officers or directors engaged in any transaction that would have been required to be reported under Section 16(a) of the Exchange Act during the period starting on the date the reports were originally due and ending on the date such reports were filed. To our knowledge, no shareholder beneficially owns more than 10% of our common stock.

STOCKHOLDER PROPOSALS

Stockholder proposals will be considered for inclusion in the Proxy Statement for the 2018 Annual Meeting in accordance with Rule 14a-8 under the Exchange Act, if they are received by the Secretary of the Company, on or before [__], 2018. If the date of the annual meeting is moved by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, then notice must be received within a reasonable time before we begin to print and send proxy materials. If that happens, we will publicly announce the deadline for submitting a proposal in a press release or in a document filed with the SEC.

Stockholders who intend to present a proposal at the 2018 Annual Meeting of Stockholders without inclusion of such proposal in our proxy materials for the 2018 Annual Meeting are required to provide notice of such proposal between May 19, 2018 and June 16, 2018, assuming that the 2018 Annual Meeting is held within 30 days from September 16, 2018.  If the meeting is advanced by more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice must be delivered prior to the later of (a) the 90th day before the annual meeting or (b) the 10th day after which announcement of the meeting day is first made, but no earlier than 120 days prior to the annual meeting.  We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Proposals and notices of intention to present proposals at the 2017 Annual Meeting should be addressed to Corporate Secretary of Ampio Pharmaceuticals, Inc., 373 Inverness Parkway, Suite 200, Englewood, Colorado 80112.

HOUSEHOLDING OF PROXY MATERIALS

In some cases, only one copy of this Proxy Statement or our 2016 Annual Report is being delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. We will deliver promptly, upon written or oral request, a separate copy of this Proxy Statement or such Annual Report to a stockholder at a shared address to which a single copy of the document was delivered. Stockholders sharing an address who are receiving multiple copies of proxy statements or annual reports may also request delivery of a single copy.  To request separate or multiple delivery of these materials now or in the future, a stockholder may submit a written request to Corporate Secretary of Ampio Pharmaceuticals, Inc., 373 Inverness Parkway, Suite 200, Englewood, Colorado 80112 or an oral request at (720) 437-6500.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.W., Washington, D.C. 20549.  You may obtain information on the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains the reports, proxy statements and other information we file electronically with the SEC. The address of the SEC website is http://www.sec.gov.

You may request, and we will provide at no cost, a copy of these filings, including any exhibits to such filings, by writing or telephoning us at the following address: Corporate Secretary of Ampio Pharmaceuticals, Inc., 373 Inverness Parkway, Suite 200, Englewood, Colorado 80112 or an oral request at (720) 437-6500. You may also access these filings at our web site under the investor relations link at www.ampiopharma.com.

OTHER MATTERS

The Board of Directors knows of no other business that will be presented at the Annual Meeting.  If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to vote. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope or vote these proxies by telephone at 1-800-690-6903 or by internet at www.proxyvote.com.

By Order of the Board of Directors

/s/ Thomas E. Chilcott, III
Thomas E. Chilcott, III
Secretary

August [__], 2017
Englewood, Colorado

[Insert Form of Proxy Card]